Infinity Property and Casualty Corporation Announces Third Quarter Results

Birmingham, Alabama - October 28, 2003 - Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported net earnings for the third quarter of $15.0 million or $0.72 per share, on a fully diluted basis, compared to net earnings of $15.3 million or $0.75 per share on a pro forma basis for the third quarter of 2002.  For the first nine months of 2003, net earnings were $38.8 million or $1.89 per share, as compared with $26.4 million, or $1.30 per share on a pro forma basis for the same period in 2002.  Pro forma earnings for the third quarter and the first nine months of 2002 combine the separate results for Infinity's nonstandard auto subsidiaries ("NSA Group") and the personal insurance business assumed by Infinity as part of the initial public offering completed earlier this year ("Assumed Agency Business").

Operating earnings, a non-GAAP measure, were $14.5 million or $0.70 per share for the third quarter of 2003 compared to $11.7 million or $0.58 per share on a pro forma basis for the third quarter of 2002.  For the first nine months of 2003, operating earnings were $37.9 million or $1.84 per share, as compared with $30.5 million or $1.50 per share on a pro forma basis for the same period in 2002.  Operating earnings is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

Underwriting income, a non-GAAP measure, was $13.8 million and $36.3 million in the third quarter and first nine months of 2003, respectively. By comparison, $10.6 million and $13.8 million of underwriting income was earned in the third quarter and first nine months of 2002, respectively.  Infinity produced a GAAP combined ratio in the third quarter of 92.0%, a 1.5 point improvement over that in the third quarter of 2002.  For the first nine months of 2003, the GAAP combined ratio of 92.8% represents a 4.8 point improvement over that in the first nine months of 2002.  Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

Net written premiums for the quarter and first nine months of 2003 were $226.6 million and $622.8 compared with $115.4 and $541.6 for the same periods in 2002.  The increase in net written premiums in the third quarter of 2003 is largely attributable to reducing the auto physical damage ceded premiums from 90% in previous periods to 20% in the third quarter.

Excluding the auto physical damage quota share, net premiums written in the third quarter of 2003 were $236.5 million, a 2.3% decrease compared to the third quarter of 2002.  Net premiums written for the first nine months of 2003, excluding both the auto physical damage quota share and $48.0 million of unearned premium related to the Assumed Agency Business transferred on 1/1/2003, decreased 10.5% compared to the first nine months of 2002.

"Results for the third quarter show continued improvement on both an operating earnings and underwriting basis," states James Gober, Infinity's President and CEO.  "We are also pleased to show 14% growth in the franchise states as compared with the third quarter of 2002.  This is a reflection of our previously stated goal to focus on having new, profitable programs introduced in the five franchise states."

Franchise States Results

Gross written premiums in Infinity's five franchise states of California, Florida, Connecticut, Pennsylvania, and Georgia, which represent 78% of the total business volume, were $183.8 million in the third quarter of 2003 compared with $161.2 million the same period in 2002.  Gross written premiums for the franchise states were $569.0 million for the first nine months of 2003, up 4.2% from that in 2002.  These gross written premiums reflect gross premiums for the NSA Group and premiums gross of the auto physical damage quota share for the Assumed Agency Business.

Loss Ratios

Loss ratios for the overall business before reinsurance improved from 57.0% to 51.2% from the third quarter of 2002 to the same period in 2003, and from 60.2% for the first nine months of 2002 to 54.6% in the same period in 2003, driven substantially from the reduction of business in the non-focus states as well as the improvement in the loss ratio in the franchise states.

2003/2004 Earnings Guidance

Based on results for the first three quarters of 2003 and expectations for the fourth quarter, Infinity is increasing its guidance on 2003 operating earnings, on a fully diluted basis, from a range of $2.30 to $2.45 to a range of $2.45 to $2.60.

Infinity is also providing guidance for 2004 for the first time.  Operating earnings, on a fully diluted basis, are expected to be in the range of $2.80 to $3.00.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Statements which include the words "believes", "expects", "may", "should", "intends", "plans", "anticipates", "estimates", or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements.  Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of its insurance subsidiaries.

Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive prices, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of Infinity's insurance subsidiaries.  Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements.  For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss 2003 third quarter results at 11:00 a.m. (ET) today, October 28.  There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-299-9630 and providing the confirmation code 53482013. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, November 4, 2003. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 62217428.  The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the web cast link.  The archived web cast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation Statement of Earnings
(in millions, except EPS)	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2003	Pro Forma (1) 2002	2003	Pro Forma (1) 2002
Income:
Earned Premiums	$172.8	$163.9	$504.2	$580.6
Investment Income (2)	14.2	16.2	41.9	51.5
Realized Gains (Losses)	0.8	5.4	1.3	(6.4)
Other	2.2	1.1	4.0	3.2
	190.0	186.7	551.3	629.0
Expenses:
Loss, Loss Adjustment and	159.1	153.2	467.9	566.8
Underwriting Expenses
Interest Expense	2.0	1.2	4.4	3.5
Other (3)	6.8	9.0	20.6	18.5
	167.9	163.4	492.9	588.9
Income Before Taxes	22.1	23.3	58.4	40.1
Income Taxes	7.2	8.0	19.7	13.7
Net Earnings	$15.0	15.3	$38.8	$26.4
Net Earnings Per Share - Basic	$0.73	$0.75	$1.89	$1.30
Weighted Average Shares - Basic	20.482	20.347	20.458	20.347
Net Earnings Per Share - Diluted	$0.72	$0.75	$1.89	$1.30
Weighted Average Shares - Diluted	20.645	20.347	20.556	20.347

* columns may not foot due to rounding
Notes:
(1)	pro forma adjustments have been made for the following items:
a.	investment income on the $125.3 million portfolio transferred with the Assumed Agency Business at its market yield of 4.4%;
b.	interest expense on the $55 million note issued in December 2002; and
c.	income tax effects on applicable items
(2)

Investment income for the nine months ended September 30, 2003 declined as a result of reduced average investments primarily form shareholder dividends paid in 2002 as well as lower market yields.  Investment income for the third quarter of 2003 has declined as a result of lower market yields.

(3)

The $2.2 million decrease for the quarter represents a $3.4 million decrease in corporate litigation expenses compared to the third quarter of 2002.  This figure is offset by $1.9 million of expenses related to being a public company that were not incurred in 2002.  The $2.1 million increase for the nine months is primarily attributable to $5.0 million incurred for expenses related to being a public company, including the cost of insurance for directors and officers, public accounting fees, rating agency fees, compensation expense for directors and holding company officers, offset by a $1.9 million decrease in corporate litigation expenses in the first nine months of 2003.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2003	Pro Forma (2002	2003		Pro Forma 2002
Premiums Earned	$172.8	$163.9	$504.2		$580.6
Loss, Loss Adjustment and	159.1	153.2	467.9		566.8
Underwriting Expenses

Underwriting Income	13.8	10.6	36.3		13.8
Investment Income	14.2	16.2	41.9		51.5
Other Income	2.2	1.1	4.0		3.2
Interest Expense on Debt	(2.0)	(1.2)	(4.4)		(3.5)
Other Expense	(6.8)	(9.0)	(20.6)		(18.5)
Pre-Tax Operating Income	21.4	17.8	57.1		46.5
Income Tax	6.9	6.1	19.2		16.0

Operating Earnings, after-tax	14.5	11.7	37.9		30.5
Realized Gains (Losses)	0.8	5.4	1.3		(6.4)
Income Tax Benefit (Expense)	(0.3)	(1.9)	(0.4)	Q	2.2
	0.5	3.5	0.9		(4.2)
Net Earnings	$15.0	$15.3	$38.8		$26.4
Operating Earning per Share	$0.70	$0.58	$1.84		$1.50
Net Realized Gains (Losses)	0.02	0.17	0.05		(0.20)
Net Earning Per Share	$0.72	$0.75	$1.89		$1.30
	*columns may not foot due to rounding

Contact	Roger Smith Chief Financial Officer (205) 803-8188